Exhibit 99.2

OPNET Announces Quarterly Dividend

June Dividend Set at $0.09 Per Share

BETHESDA, MD—May 13, 2009—OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of solutions for managing networks and applications, today announced that its Board of Directors has approved a quarterly dividend in the amount of $0.09 per share, which will be paid on June 29, 2009 to stockholders of record on June 15, 2009.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “We are committed to enhancing stockholder value and believe that a dividend will contribute to that objective. The dividend reflects our strong balance sheet, and our optimism about the Company’s long term growth prospects despite the challenging economy. OPNET has generated cash flow from operations every year as a public company. It is the intention of the Board and management to return a portion of the cash flow generated by our business to our stockholders. The Company is targeting an annual dividend amount of $0.36 per share for fiscal 2010. ”

The declaration of cash dividends in the future is subject to final determination each quarter by the Board of Directors based on a number of factors, including the Company’s financial performance and its available cash resources, its cash requirements and alternative uses of cash that the Board may conclude would represent an opportunity to generate a greater return on investment for the Company. The Board of Directors may decide that future dividends will be in amounts that are different than the amounts described in this press release or may decide to suspend or discontinue the payment of cash dividends in the future.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of solutions for managing networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements, including expected cash dividends, are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. Factors that may cause OPNET’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” of OPNET’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as filed with the Securities and Exchange Commission on June 9, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008. The risk factors set forth in the Form 10-K and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com
www.opnet.com	www.opnet.com